Exhibit 10.27

Separation and General Release Agreement dated January 20, 2006,

between InfoTech USA, Inc. and Sebastian Perez

January 20, 2006

Mr. Sebastian Perez

Dear Seb:

This letter is to accept your resignation from InfoTech USA, Inc., with thanks for your years of service. This letter is also to set forth the terms of the benefits you will receive in exchange for your agreements as set forth herein.

1.        (a)Your resignation as of January 20, 2005 is hereby accepted.  On the next regular payroll date, January 31, 2006, InfoTech will pay you for any unpaid wages plus accrued and unused vacation pay, in each case less applicable withholding amounts.

(b)           If you elect to continue your current health insurance coverage in accordance with COBRA, InfoTech will pay up to three months’ of COBRA premiums.  You will receive a package regarding COBRA.  If and when you elect to continue your benefits, please notify Bob Patterson by e-mail at bpatterson@infotechusa.com and he will arrange for your COBRA premiums to be paid.

2.             On the next regular payroll date following the eighth day after this letter, InfoTech will pay to you $6,630.00. On each subsequent regular payroll date, InfoTech will pay you the same amount until the total of the payments under this paragraph equals $39,780.00, fourteen weeks of financial compensation.  In all cases, the actual amount of the check will be reduced by applicable withholding amounts as if you were still an employee.

3.             Upon reasonable request therefore, you agree that you will cooperate with InfoTech, its affiliates and their counsel (i) in connection with any litigation, arbitration or dispute that may from time to time arise relating to events while you were employed with InfoTech, and (ii) with respect to your duties while you were employed with InfoTech.  While we have no expectation that this will occur, this cooperation may include serving as a witness in a deposition, trial or hearing.  If any cooperation is requested of you pursuant to this paragraph, InfoTech will reimburse you for your reasonable out-of-pocket expenses in connection therewith upon presentment by you of receipts for such expenses.  Nothing in this paragraph is intended to suggest that your cooperation will involve your taking a position that is not, in your good faith judgment, accurate and true.  InfoTech will use reasonable efforts to minimize the time and travel burden in connection with any requested cooperation.

5.            You, for yourself and your heirs, successors and assigns, hereby unconditionally release, settle, compromise, quitclaim and forever discharge InfoTech, its affiliates, directors, shareholders, employees and agents and affiliates’ directors, shareholders, partners, employees and agents, and all persons acting in concert with them (collectively, the “Released Parties”) from any and all claims, debts, contracts, promises, option grants (except as specifically set forth herein), sums of money, claims for recoupment, fees, warranties, compensation, counterclaims, cross claims, rights, obligations, demands, losses, damages, trespasses, bonds, executions, liabilities, suits, actions and causes of action, actual or potential which you ever had, now have or may have, in law or equity, of every nature or description, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, actual or potential (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act and any similar or analogous state statute), against the Released Parties or their respective property, which exist as of the date hereof or arise hereafter as a result of any act, transaction, agreement, event or omission occurring or committed from the beginning of time to the date hereof.

6.            You will have the right to revoke your agreement to paragraphs 2 through 5 of this letter agreement by delivering a written notice to InfoTech (c/o Bob Patterson) which notice is received on or prior to the seventh day following the date hereof, whereupon paragraphs 2 through 5 shall terminate and be of no force or effect.

You agree, for a period of five years from the date hereof, not to malign InfoTech or its affiliates, or any of their officers, employees, or directors.  You also agree not to disclose or cause to be disclosed the provisions of this agreement, except as required by law or as permitted by InfoTech, including the terms of this paragraph 6.  You also agree not to disclose or cause to be disclosed, except as required by law or as permitted by InfoTech, any information (which is not already in the public domain) that you learned as a result of your employment with InfoTech.

You agree to refrain for a period of twelve months from contacting or soliciting INFOTECH USA, INC. customers on behalf of any company doing business in competition with INFOTECH USA, INC., including all accounts that you had previously contacted or solicited while employed by INFOTECH USA, INC..

You also agree not to induce or attempt to influence any present or future employee of the Company to leave INFOTECH USA, INC. for a period of eighteen months subsequent to the termination of your employment with the company.

If the foregoing accurately reflects your understanding of the agreement between InfoTech and you, please sign this letter agreement and the enclosed copy and send one of them to InfoTech (c/o Bob Patterson), whereupon this letter agreement will constitute a binding agreement between us.

Very truly yours,

INFOTECH USA, INC.

By:          /s/ Jonathan F. McKeage

Name:  Jonathan F. McKeage

Title:	President and CEO

Agreed to and accepted

        /s/ Sebastian Perez        DATE:  January 20, 2006

Sebastian Perez